As filed with the Securities and Exchange Commission on December 21, 2023

Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________________________________________

AMPIO PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	26-0179592 (I.R.S. Employer Identification Number)

9800 Mount Pyramid Court, Suite 400
Englewood, Colorado 80112
(720) 437-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________________________________________

Michael A. Martino

Chief Executive Officer

Ampio Pharmaceuticals, Inc.

9800 Mount Pyramid Court, Suite 400

Englewood, Colorado 80112

(720) 437-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________________________________________

Copies to:

April Hamlin, Esq. Ballard Spahr LLP 2000 IDS Center 80 South 8th Street Minneapolis, Minnesota 55402 (612) 371-3211

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [_]	Accelerated Filer [_]
Non-Accelerated Filer [X]	Smaller Reporting Company [X]
Emerging Growth Company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [_]

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion: Dated December 21, 2023

Preliminary Prospectus

Up to Shares of Common Stock

Up to Common Warrants to Purchase up to Shares of Common Stock

Up to Pre-Funded Warrants to Purchase up to Shares of Common Stock

Up to Placement Agent Warrants to Purchase up to Shares of Common Stock

Up to Shares of Common Stock Underlying the Common Warrants, Pre-Funded Warrants and Placement Agent Warrants

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We are offering up to            shares of our common stock together with warrants to purchase up to shares of common stock, or the common warrants. Each share of our common stock, or a pre-funded warrant in lieu thereof, is being sold together with a common warrant to purchase one share of our common stock. The shares of common stock and common warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. The assumed public offering price for each share of common stock and accompanying common warrant is $ , which was the closing price of our common stock on the NYSE American on         , 2023. Each common warrant will have an exercise price per share of $  and will be immediately exercisable. The common warrants will expire on the five year anniversary of the original issuance date.

We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The public offering price of each pre-funded warrant and accompanying common warrant will be equal to the price at which one share of common stock and accompanying common warrant is sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants and common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. We are also registering the shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants pursuant to this prospectus.

This offering will terminate on January 20, 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per share (or pre-funded warrant) and common warrant will be fixed for the duration of this offering.

Our common stock is listed on the NYSE American under the symbol “AMPE”. On          , 2023, the last reported sale price of our common stock on the NYSE American was $          per share. The public offering price per share of common stock and accompanying common warrant and per pre-funded warrant and accompanying common warrant will be determined between us and investors based on market conditions at the time of pricing, and may be at a discount to the then current market price of our common stock. The recent market price used throughout this prospectus may not be indicative of the actual offering price. The actual public offering price may be based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the pre-funded warrants and the common warrants and we do not expect a market to develop. Without an active trading market, the liquidity of the pre-funded warrants and the common warrants will be limited. In addition, we do not intend to list the pre-funded warrants or the common warrants on the NYSE American, any other national securities exchange or any other trading system.

We have engaged          , or the placement agent, to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. Since we will deliver the securities to be issued in this offering upon our receipt of investor funds, there is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus.  In addition, because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering.  Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.  See the section entitled “Risk Factors” for more information.  We will bear all costs associated with the offering. See “Plan of Distribution” on page 30 of this prospectus for more information regarding these arrangements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and Common Warrant	Per Pre-Funded Warrant and Common Warrant	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds, before expenses, to Ampio Pharmaceuticals, Inc.(2)	$	$	$

(1)	We have agreed to pay the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering. We have also agreed to pay the placement agent a management fee equal to 1.0% of the gross proceeds raised in this offering and to reimburse the placement agent for certain of its offering related expenses, including reimbursement for non-accountable expenses in an amount up to $25,000, legal fees and expenses in the amount of up to $100,000, and for its clearing expenses in the amount of $15,950. In addition, we have agreed to issue the placement agent or its designees warrants to purchase a number of shares of common stock equal to 7.0% of the shares of common stock sold in this offering (including the shares of common stock issuable upon the exercise of the pre-funded warrants), at an exercise price of $ per share, which represents 125% of the public offering price per share and accompanying common warrant.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

The placement agent expects to deliver the securities to the purchasers on or about , subject to satisfaction of customary closing conditions.

___________________

___________________

Prospectus dated , 2023

Page

Contents

PROSPECTUS SUMMARY1

THE OFFERING3

RISK FACTORS5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS15

USE OF PROCEEDS16

CAPITALIZATION17

DILUTION19

BUSINESS20

DIVIDEND POLICY24

MARKET AND INDUSTRY DATA24

DESCRIPTION OF SECURITIES WE ARE OFFERING25

PLAN OF DISTRIBUTION31

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES34

LEGAL MATTERS39

EXPERTS39

WHERE YOU CAN FIND ADDITIONAL INFORMATION39

INCORPORATION BY REFERENCE39

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates.

The information appearing in this prospectus, the documents incorporated by reference in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus. You should not assume that the information contained in or incorporated by reference in this prospectus, or in any free writing prospectus that we have authorized for use in connection with this offering, is accurate as of any date other than the respective dates thereof.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties

i

or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the U.S. Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

Note Regarding Trademarks

We own various U.S. federal trademark registrations and applications and unregistered trademarks and service marks, including Ampio Pharmaceuticals®, which are protected under applicable intellectual property laws and are our property. All other trademarks, service marks, copyrights and trade names of other companies referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we or the respective owners of such trademarks or trade names will not assert, to the fullest extent under applicable law, our or their rights to such trademarks and trade names. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies, products or services.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in, or incorporated by reference into, our annual reports on Form 10-K and our quarterly reports on Form 10-Q, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. When we refer to Ampio Pharmaceuticals, Inc., we use the terms “Ampio,” “the Company,” “us,” “we” and “our.”

Overview

We are a pre-revenue stage biopharmaceutical company that is focused on the development of a potential treatment for osteoarthritis of the knee (“OAK”) as part of our OA-201 program. The OA-201 development program is seeking to advance Ampio’s unique and proprietary small molecule formulation that may alleviate OAK pain and offer cartilage preservation that would impact the progression of the disease. Ampio’s primary strategy is to address the large and attractive opportunity for treatment of OAK and other joints.

The current formulation has a natural metabolite active ingredient and is formulated in a liquid, shelf-stable injectable format.  OA-201 has a proposed mechanism of action of down regulation of inflammatory cytokines and upregulation of anti-inflammatory cytokines as preliminarily demonstrated through in vitro studies; and has demonstrated pain reduction and preservation of cartilage in multiple in vivo nonclinical studies. In November 2023 we received a written response from the FDA pursuant to our submission of our pre-investigational new drug application (PIND) for OA-201.  Based on the feedback which included some additional requirements, our development plan for OA-201 in the near term is aimed at completing the investigational new drug (“IND”) enabling studies that will support an IND application submission to the Food and Drug Administration (“FDA”), which we have targeted to being in the first quarter of 2025. If approved the commencement of a Phase 1/2 clinical trial in the second quarter of 2025.

Company Information

Ampio Pharmaceuticals, Inc. is a Delaware corporation. Our predecessor, DMI Life Sciences, Inc. (“Life Sciences”), was incorporated in Delaware in December 2008. In March 2010, Life Sciences merged with a subsidiary of Chay Enterprises, Inc., a Colorado corporation. As a result of this merger, Life Sciences stockholders became the controlling stockholders of Chay Enterprises, Inc. Following the merger, we reincorporated in Delaware as Ampio Pharmaceuticals, Inc. in March 2010 and changed our corporate name to Ampio Pharmaceuticals, Inc. Our principal executive office is located at 9800 Mount Pyramid Court, Suite 400, Englewood, Colorado 80112. Our website address is www.ampiopharma.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

Recent Updates

Kain v. Ampio Pharmaceuticals, Inc., et al., 22-cv-2105

On August 17, 2022, a putative Ampio shareholder filed a securities fraud class action against the Company, its current CEO Michael A. Martino and two former executives, Michael Macaluso and Holli Cherevka, in the United States District Court for the District of Colorado, captioned Kain v. Ampio Pharmaceuticals, Inc., et al., 22-cv-2105.  The Complaint alleges that Ampio and the individual defendants made various false and misleading statements regarding the efficacy, clinical trials and FDA communications relating to Ampio’s lead product, Ampion, and its treatment of severe osteoarthritis of the knee in violation of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10b-5 promulgated thereunder.  The Complaint also asserts control person liability against the individual defendants under Section 20 of the Exchange Act.

On November 17, 2023, the parties (other than deceased defendant Macaluso) filed a Joint Stipulated Unopposed Motion to Extend Deadlines advising the Court that the parties had agreed to engage in a mediation to be conducted by January 5, 2024, and requesting that the Court vacate the time for all defendants to answer, move or otherwise respond to the Amended Complaint.  The motion further requested that the parties be permitted to file a status report advising the Court within five (5) days of the mediation either being successful or being declared at impasse.  Thereafter, if the mediation does not result in a settlement, the motion requested that defendants would have forty-five (45) days after the filing of the status report to file their responses to the Amended Complaint and set out a briefing schedule for anticipated motions to dismiss.  The motion specified that if any party answers the Amended Complaint, rather than moving to dismiss, the parties would contact the Court about a scheduling order.  On November 20, 2023, the Court granted the motion.  The mediation has been scheduled to take place on January 4, 2024.

THE OFFERING

Securities offered by us

Up to           shares of common stock and common warrants to purchase up to           shares of common stock, or pre-funded warrants to purchase shares of common stock and common warrants to purchase shares of common stock. The shares of common stock or pre-funded warrants, respectively, and common warrants are immediately separable and will be issued separately in this offering but must initially be purchased together in this offering. Each common warrant has an exercise price of $          per share of common stock and is immediately exercisable and will expire five years from the original issuance date. See “Description of Securities We Are Offering.” We are also registering           shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants pursuant to this prospectus.

Pre-funded warrants offered by us in this offering:

We are also offering to each purchaser whose purchase of shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (each pre-funded warrant to purchase one share of our common stock) in lieu of shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock (or, at the election of the purchaser, 9.99%). The purchase price of each pre-funded warrant and accompanying common warrant will equal the price at which one share of common stock and accompanying warrant are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of shares we are offering will be decreased on a one-for-one basis.

Term of the offering	This offering will terminate on January 20, 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date.

Common stock outstanding prior to this offering:	832,021 shares of common stock

Common stock outstanding after this offering:

        shares, assuming no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and no exercise of the common warrants issued in this offering.

Use of Proceeds:

We estimate that the net proceeds from this offering will be approximately $          million, based on an assumed combined public offering price of $          per share of common stock and accompanying common warrants which was the closing price of our common stock on the NYSE American on December          , 2023, after deducting the placement agent fees and estimated offering expenses payable by us, and assuming we sell only shares of common stock and no pre-funded warrants and excluding the proceeds, if any, from the exercise of the common warrants in this offering. We currently intend to use the net proceeds from this offering to support continued research and development, nonclinical studies, and regulatory submissions for our OA-201 program and for general corporate purposes.

Risk Factors:

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and the other information included or incorporated by reference in this prospectus.

NYSE American symbol:

Our common stock is listed on the NYSE American under the symbol “AMPE.”  There is no established trading market for the common warrants or the pre-funded warrants, and we do not expect a trading market to develop. We do not intend to list the common warrants or the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the common warrants and pre-funded warrants will be extremely limited.

Unless otherwise stated, all information contained in this prospectus assumes no sale of any pre-funded warrants in lieu of common stock in this offering.

 The number of shares of common stock to be outstanding immediately after this offering is based on 804,604 shares of our common stock outstanding as of September 30, 2023, and excludes:

●	52,751 shares issuable upon the exercise of outstanding common stock warrants at a weighted average exercise price of $320.62 per share;
●	12,719 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $317.44 per share; and
●	1,200,000 additional shares reserved for future issuance under our 2023 Stock and Incentive Plan.

Unless otherwise indicated, all information contained in this prospectus assumes (i) no exercise of options issued under our equity incentive plans and (ii) no exercise of our outstanding common stock warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the risk factors as disclosed in our annual reports on Form 10-K and quarterly reports on Form 10-Q, and incorporated by reference herein, together with all of the other information in, or incorporated by reference in, this prospectus, including our financial statements and related notes incorporated by reference herein, before making an investment decision. If any of these risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to this Offering and Our Securities

If we are unable to maintain our listing on the NYSE American, our securities may be delisted, which could negatively impact the price of our securities, and it will become more difficult to sell our common stock in the public market.

Currently, our common stock is listed on the NYSE American. In order to maintain our continued listing on the NYSE American, we must continue to satisfy the applicable continued listing requirements and rules, including such rules and requirements relating to minimum share price, minimum stockholders’ equity, minimum capitalization and a minimum number of public stockholders.

Our common stock was previously suspended from trading on the NYSE American. The staff of NYSE Regulation withdrew its delisting determination and on November 22, 2022, our common stock re-commenced trading on the NYSE American. For our common stock to continue trading on the NYSE American, we must comply with various continued listing standards. The NYSE American may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution and/or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE American’s listing requirements; if an issuer’s common stock sells at what the NYSE American considers a “low selling price” (generally trading below $0.20 per share for an extended period of time); maintaining minimum stockholders’ equity at least $6.0 million; or if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. As of September 30, 2023, our total stockholders’ equity was $5,375,000. If we are unable to continue to meet the NYSE American’s continued listing standards for any reason, our common stock could be delisted from the NYSE American.

Our efforts to increase our stockholders’ equity by selling equity securities in order to regain compliance with the NYSE American’s minimum stockholders’ equity requirement may be hampered by our depressed stock price, which may be further depressed by any future non-compliance with the minimum stockholders’ equity requirement.

If the NYSE American delists our securities, we could face significant consequences, including, but not limited to:

●	a limited availability for market quotations for our securities;
●	reduced liquidity with respect to our securities;
●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in reduced trading;
●	activity in the secondary trading market for our common stock;
●	reduced opportunities for strategic alternatives;
●	limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

If delisted, we may seek to list our securities on a different stock exchange or, if one or more broker-dealer market makers comply with applicable requirements, the Over-the-Counter (OTC) Market. We may also initiate proceedings for delisting from the NYSE American in order to list our securities on an OTC Market due to the burden and expense of seeking to remain listed on the NYSE American.  Listing on such other market or exchange likely would reduce the liquidity of our common stock. If our common stock were to trade in the OTC market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the common stock. A delisting from the NYSE American and failure to obtain listing on another national market or exchange would subject our common stock to so-called penny stock rules that impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, removal from the NYSE American and failure to obtain listing on another national market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market.

While we continue to monitor our compliance with the NYSE American continued listing requirements, there can be no assurance that we will be able to continue to comply with the NYSE American listing requirements.

The OTC Market is a thinly traded market and lacks the liquidity of certain other public markets.

The OTC Market is a thinly traded market, lacks the liquidity of certain other public markets, and involves risks in addition to those associated with transactions in securities traded on the securities exchanges, such as the NYSE American (“Exchange-listed stocks”). Many stocks traded on the OTC Market trade less frequently and in smaller volumes than Exchange-listed stocks. Accordingly, our stock would be less liquid than it would be otherwise and stockholders may have difficulty reselling any of our shares owned by them. Also, the prices of stocks traded on the OTC Market are often more volatile than Exchange-listed stocks. Additionally, institutional investors are usually prohibited from investing in stocks traded on the OTC Market, which may make it more challenging for us to raise capital when needed.

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or dollar amount of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

This offering is being made on a best efforts basis and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering, which will provide us only limited working capital.

This offering is being made on a best efforts basis and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering. Assuming that we receive net proceeds of approximately $         million from this offering (assuming an offering with gross proceeds of $         million), we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs for the next         months under our current business plan. Assuming that we receive net proceeds of approximately $         million from this offering (assuming an offering with gross proceeds of $         million), we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will satisfy our capital needs for the next          months under our current business

plan. Assuming that we receive net proceeds of approximately $         million from this offering (assuming an offering with gross proceeds of $         million), we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will satisfy our capital needs for the next         months under our current business plan. Without giving effect to the receipt of any proceeds from this offering, we currently estimate that our existing cash and cash equivalents are sufficient to fund business operations into first quarter 2024.

If you purchase shares of common stock sold in this offering, you may experience immediate and substantial dilution in the per share net tangible book value as a result of this offering.

Because the price per share of our common stock being offered may be higher than the net tangible book value per share of our common stock after this offering, you will experience dilution to the extent of the difference between the offering price per share of common stock you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of September 30, 2023, was approximately $         million, or $         per share of common stock. Based on the assumed public offering price of $        per share and accompanying common stock purchase warrant, the last reported price of our common stock on the NYSE American on             , 2023, purchasers of securities in this offering will experience immediate dilution of $         per share in net tangible book value of the common stock.

In addition, you could experience further dilution if the warrants issued in this offering are exercised. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you purchase common stock in this offering.

If you purchase shares of our common stock in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we believe that we will need to offer and issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by purchasers in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

In addition, we have a significant number of stock options and warrants outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We intend to use the net proceeds to support continued research and development, nonclinical studies, clinical studies and regulatory submissions for our OA-201 program and for general corporate purposes.  General corporate purposes may include use of funds for general corporate expenses, including expense associated with our current legal proceedings.  We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against

us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one year from closing, subject to an exception; (iii) agreement to not enter into any financings for 60 days from closing, subject to certain exceptions; and (iv) indemnification for breach of contract.

The common warrants and pre-funded warrants in this offering are speculative in nature.

The common warrants and pre-funded warrants offered hereby do not confer any rights of share of common stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of common stock at a fixed price, except as set forth in the common warrants and pre-funded warrants. Specifically, commencing on the date of issuance, holders of the common warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $           per share of common stock, and holders of the pre-funded warrants may acquire the shares of common stock issuable upon exercise of such pre-funded warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the common warrants and pre-funded warrants is uncertain and there can be no assurance that the market value of the common warrants or pre-funded warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the common warrants or pre-funded warrants, and consequently, whether it will ever be profitable for holders of common warrants to exercise the common warrants or for holders of the pre-funded warrants to exercise the pre-funded warrants.

There is no public market for the common warrants or pre-funded warrants being offered by us in this offering.

There is no established public trading market for the common warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.

Holders of the common warrants and pre-funded warrants offered hereby will have no rights as common stockholders with respect to the shares of our common stock underlying the warrants until such holders exercise their warrants and acquire our common stock, except as otherwise provided in the common warrants and pre-funded warrants.

Until holders of the common warrants and the pre-funded warrants acquire shares of our common stock upon exercise thereof, except as set forth in the common warrants and pre-funded warrants, such holders will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the common warrants and the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Risks Related to Product Development, Strategic Alternatives, and Our Business

We are dependent on the success of our technology and we cannot be certain that any nonclinical data will support its further development.

As part of the OA-201 program, we have been focusing our ongoing efforts toward optimizing a small molecule formulation to take forward into development as a potential treatment of osteoarthritis. The formulation has demonstrated promising anti-inflammatory properties in vitro, pain reduction in the rat mono-iodoacetate (“MIA”) induced knee pain model and protection of cartilage in rat meniscal tear (“MMT”) studies.

The future development of the OA-201 program will depend on the success and level of positive data from the current IND-enabling studies, subsequent formulation development supporting our IND submission, and subsequent approval of the IND.  If formulations in the OA-201 program fail to demonstrate sufficiently positive data at any time or we determine there are other barriers to successful commercialization, we may abandon the OA-201 program.

At this time, OA-201 is our only development program and the small molecule formulation is our only potential product in development. Any future product candidate will require additional development, which may include further non-clinical studies, as well as clinical trials, optimization of the formulation, and regulatory approvals, before they can be commercialized. Positive results obtained during early development do not necessarily mean later development will succeed.

We do not have any products that are approved for commercial sale and may never be able to develop marketable products. We have generated no revenue from sales of any products or services.

We believe that sufficiently positive nonclinical data in the OA-201 program is a condition to future capital raising to fund development work relating to a formulation, IND submission and, if approved, commencement of our Phase 1/2 clinical trial. If our available cash resources are insufficient to fund our expenses (including costs related to legal proceedings) and the development of a formulation and/or completion of a strategic transaction, we may implement further cost reduction and other cash-focused measures to manage liquidity and we may pursue a plan of liquidation or dissolution of Ampio or seek bankruptcy protection. If we decided to cease operations and dissolve and liquidate our assets, it is unclear to what extent we would be able to pay our obligations. In such a circumstance and in light of the Company’s current liquidity position and pending legal matters, it is unlikely that cash would be available for distribution to stockholders.

We may explore strategic alternatives but there can be no assurance that we will be successful in identifying or completing any strategic alternative or that any such strategic alternative will yield value for our stockholders.

Given the risks associated with nonclinical drug development, we continue to opportunistically identify and evaluate strategic opportunities to acquire or license later stage assets and/or merge with companies that have those assets. To date, we have evaluated more than a dozen such opportunities. Finding attractive and affordable assets and/or merger partners has been challenging due to competition from the high number of companies with failed clinical trials that are pursuing the same strategy; in addition to our circumstances regarding our cash balance, the uncertainty around our continued listing on a major exchange, and the potential risks associated with ongoing legal and regulatory matters.

The process of exploring strategic alternatives is time consuming, and our board of directors has not set a timetable for the conclusion of its review of strategic alternatives. Our review of strategic options and alternatives could result in, among other things, a sale, merger, reverse merger, consolidation or business combination, asset divestiture, partnering, licensing or other collaboration agreements, or potential acquisitions, recapitalizations, or restructurings, or in one or more transactions. There can be no assurance that the exploration of strategic alternatives is the correct strategy to pursue or that it will result in the identification or consummation of any transaction. Certain potential strategic transaction alternatives, if available and achieved, could result in substantial dilution to existing stockholders and have a material adverse effect on the market price of Ampio’s common stock.

Additionally, in light of our current stock price and ongoing legal matters, there can be no assurance that we will have sufficient capital resources to fund any strategic transaction, if available. If we raise additional funds through the issuance of equity securities, including as part of a strategic transaction, it could result in substantial dilution to our existing stockholders, increased fixed payment obligations, and any issued securities may have rights senior to those of the Company’s shares of common stock.

We also cannot assure that any potential transaction or other strategic alternative, if identified, evaluated and consummated, will provide greater value to our stockholders or otherwise successfully address the challenges associated with our dependence upon a single nonclinical asset for our business. Any potential transaction would be dependent upon a number of factors that may be beyond our control, including, among other factors, market conditions, industry trends, the interest of third parties in our business or nonclinical development progress, and the availability of financing to potential buyers on reasonable terms.

We rely on third parties for critical resources, including for development of the OA-201 program, and we may not be able to manage these third parties to provide timely, high quality, and cost-effective services to us.

As of September 30, 2023, we had five full-time employees. These employees are focused on nonclinical / clinical project management, accounting and finance, IT, and corporate governance. As part of our development strategy, we have decided to outsource and contract with independent organizations, advisors, and consultants to provide specific services, such as musculoskeletal expertise to assist with designing and implementing nonclinical, clinical, and regulatory development plans for the OA-201 program. We have also decided to contract with third parties for other business-related functions such as finance and accounting and administrative support. We believe that we will be able to obtain support and relevant expertise from the third-party resources at an overall lower cost profile than hiring our own employees as well as benefit from greater range of expertise from third party resources than may be found in any number of employees. However, there can be no assurance that our strategy of using third parties will result in these intended benefits.

We currently rely, and for the foreseeable future will continue to rely, in substantial part, on third parties to provide critical services to us. We cannot assure you that the services of these third parties will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. If the cost of these services increase for any reason, or if these third parties are unable or unwilling provide services to us, we may have to find another third party to provide these services which could result in interruptions, increased costs, delays, in other challenges in the development of formulations in the OA-201 program, in the execution of strategic alternatives or strategic transactions, in our ability to fulfill our SEC reporting obligation or comply with the continued listing requirements of NYSE American, or in the proper functioning of other business functions. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by third-party service providers is compromised for any reason, we may similarly suffer from interruptions, increased costs, delays, and from the other challenges described above. We cannot assure you that we will be able to manage our existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

Disruptions at the FDA and other government agencies caused by funding shortages, global health concerns or U.S. government shutdowns could cause delays in our product development or capital raising plans, or otherwise prevent new products from being developed, approved, or commercialized in a timely manner or at all, which could negatively impact our business, financial condition, and operating results.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept submission, applications, and the payment of user fees, and statutory, regulatory, and policy changes.

Disruptions at the FDA, including as a result of pandemics like COVID-19 and legislative actions, may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, had to furlough critical FDA employees and stop critical activities.

Similarly, our capital raising efforts may be hampered or delayed by disruptions at the SEC, including as a result of any U.S. government shut down.  Any delays caused by the inability of the SEC to timely review and clear any registration statement we may file in the future also will likely result in delays in the development of our OA-201 program, which will be funded by future capital raising activities.

The development of the OA-201 program may experience delays or reductions in planned activities due to delayed timing of approvals caused by disruptions at the FDA and/or the SEC. We may also experience increased expense as compared to our current estimate due to delays in necessary approvals by the FDA or SEC.  If a prolonged disruption in the activities of the FDA, SEC or other government agencies occurs, if the FDA or SEC is required to furlough review staff or other necessary employees, or if agency operations are otherwise impacted, it could significantly affect the ability of the FDA or SEC to timely review and process our submissions, which could have a material adverse effect on our business, financial condition and operating results.

Risks Related to Our Intellectual Property

We are dependent on adequate protection of our patent and proprietary rights.

We rely on patents, trade secrets, trademarks, copyrights, know-how, and contractual provisions to establish and protect our intellectual property rights. As part of the OA-201 program, we own a number of United States provisional patent applications covering our proprietary small molecule pharmaceutical formulations, as well as their therapeutic uses and manufacturing processes. We anticipate filing one or more non-provisional patent applications, in the U.S. and abroad, that claim priority to these provisional patent applications, at the appropriate times, in order to protect the OA-201 program in strategic global markets.  We also anticipate filing additional patent applications in the future, covering new discoveries, formulations and/or research advancements in or relating to formulations, therapeutic indications, and/or other related items, as needs arise. If we do not diligently pursue our intellectual property rights or they are invalidated or circumvented, our development of the OA-201 program and any future commercialization of any formulation of the OA-201 program will be adversely affected. We must successfully defend these rights against third-party challenges.

However, these legal means afford us only limited protection and may not adequately protect our rights, or provide adequate legal remedies to gain or keep any advantages we may have over other companies seeking to commercialize product candidates similar or identical to formulations from the OA-201 program. If the scope of any patent protection we obtain is not sufficiently strong and/or broad, or if we lose any of our patent or other legal protections of our intellectual property rights, our ability to prevent our competitors from commercializing product candidates similar or identical to formulations from the OA-201 program would be adversely affected.

Additionally, competitors, many of which have substantial resources and may make substantial investments in competing products and product candidates, may apply for and obtain patents that will prevent, limit, or interfere with our ability to develop, manufacture or market any product relating to the OA-201 program. Further, while we do not believe that our intellectual property rights interfere with the rights of others, third parties may nonetheless assert patent infringement claims against us in the future.

Costly litigation may be necessary to enforce patents issued or licensed to us, to protect trade secrets or “know-how” we own, to defend us against claimed infringement of the rights of others, or to determine the ownership, scope, or validity of our proprietary rights and the rights of others.

Any claim of infringement against us may involve significant liabilities to third parties, could require us to seek licenses from third parties, and could prevent us from manufacturing, selling, or using any products that we may develop. The occurrence of this litigation or the effect of an adverse determination in any of this type of litigation, could have a material adverse effect on our business and financial condition.

Risks Related to Our Financial Position and Capital Requirements

Our history of losses and our cash resources available to execute our business plan over the next twelve months raise substantial doubt about our ability to continue as a going concern.

In 2022, we experienced a net loss of $16.3 million, had no revenue other than interest income, and used $21.1 million in cash to fund our business operations. Due to the current level of liquidity at December 31, 2022 and the projected shortfall to cover operating expenses requiring cash for a period of 12 months from the report date of the annual report, management has expressed substantial doubt as to our ability to continue as a going concern.

As of November 30, 2023, our source of liquidity consisted of approximately $5.9 million of cash and cash equivalents and approximately $0.4 million of an insurance recovery receivable. Without giving effect to the receipt of any proceeds from this offering, we currently estimate that our existing cash and cash equivalents are sufficient to fund business operations into first quarter 2024. While we have implemented cost reductions, our finite cash resources available to execute our business plan present the risk that we will not have sufficient cash available in the amount or at the time we need it to fund our ongoing operations and execute our business plan involving the continued development the OA-201 program and the continued evaluation of strategic alternatives over the next twelve months.

Our capital needs are based upon management estimates as to future expense and the likelihood of potential future capital raising activity, both which involve significant judgment. Additionally, the expense associated with and outcome of any legal proceeding is not possible to determine at this time. We cannot assure you that additional financing will be available in the amount or at the time we need it, or that it will be available on acceptable terms or at all.

If our available cash resources are insufficient to fund our future business operating expenses (including relating to legal proceedings), we may implement further cost reductions and other cash-focused measures to manage liquidity and we may pursue a plan of liquidation or dissolution of Ampio or seek bankruptcy protection. If we decided to cease operations and dissolve and liquidate our assets, it is unclear to what extent we would be able to pay our obligations. In such a circumstance and in light of the Company’s current liquidity position and pending legal matters, it is unlikely that cash would be available for distributions to stockholders. If we decided to cease operations and dissolve and liquidate our assets, we instead may seek bankruptcy protection, which could cause the value of any investment in the shares of common stock of the Company to decline to zero.

We are involved in legal proceedings that likely will adversely affect our financial position and our pursuit of strategic alternatives.

We are involved in and may in the future be involved in legal proceedings. Regardless of whether any claims against us are valid or whether we are liable, litigation claims or regulatory proceedings have been and will be expensive and time consuming to defend against, require us to advance substantial amounts to director and officer defendants for their defense of the claims, and result in the diversion of management attention and resources from our business and strategic goals. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. The outcome of any legal proceeding is not possible to determine at this time.

If we are liable in any legal proceeding, such proceeding could result in injunctions or other equitable relief, settlements, penalties, fines, or damages that could materially adversely affect our results of operations, cash position and the conduct of our business and pursuit of strategic alternatives. The uncertainty relating to any legal proceedings may also impair our ability to raise capital. Given our limited cash resources, significant liabilities resulting from legal proceedings could force us to implement further cost reductions and other cash-focused measures to manage liquidity, including potential termination of the development of OA-201 or our strategic alternatives process, and the Company may pursue a plan of liquidation or dissolution of the Company or seek bankruptcy protection, any of which could cause the value of any investment in the Company to decline to zero. If we decided to cease operations and dissolve and liquidate our assets, it is unclear to what extent we would be able to pay our obligations. In such a circumstance and in light of the Company’s current liquidity position and pending legal matters, it is unlikely that cash would be available for distributions to stockholders.

We will need additional capital to fund our future operations, the OA-201 program, and any strategic transaction, as well as to assure compliance with the NYSE American minimum stockholders’ equity requirement.

As of September 30, 2023, we had $6.4 million of cash and cash equivalents and an insurance recovery receivable of $0.5 million which we believe should be sufficient to fund our business operations into the first quarter of 2024. Our future capital requirements will depend on, and could increase significantly as a result of, many factors including:

●	progress in and the costs of nonclinical/IND-enabling studies and any future clinical trials and research and development relating to the OA-201 program;
●	costs relating to the exploration of strategic alternatives and costs associated with pursuit of any strategic transaction, including any consideration we may pay to acquire or license later stage assets and/or merge with companies that have those assets or other transaction or series of transactions;
●	the costs of defending lawsuits and other claims, such as the four currently pending cases (a securities fraud class action and three derivative actions) and the pending SEC investigation, and any amounts paid to resolve those legal matters;
●	the costs involved in filing, prosecuting, enforcing, and defending patent claims and other intellectual property rights;
●	efforts to cure any future non-compliance with the $6.0 million minimum stockholders’ equity and/or other continued listing requirements of the NYSE American; and
●	the costs of sustaining our corporate overhead requirements, including D&O insurance, and hiring and retaining necessary personnel or third parties.

Our capital needs are based upon management estimates as to future expense and potential future capital raising activity, which involve significant judgment. In particular, the expense associated with, and outcome of, any legal proceeding is not possible to determine at this time. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to the pending legal proceedings.

We cannot assure you that additional financing will be available in the amount or at the time we need it, or that it will be available on acceptable terms or at all.

As of September 30, 2023, our total stockholders’ equity was $5,375,000 as compared to $6.0 million minimum stockholders’ equity required by NYSE American. Our efforts to increase our stockholders’ equity by selling equity securities in order to regain compliance with the NYSE American’s minimum stockholders’ equity requirement may be hampered by our depressed stock price, which may be further depressed by any future non-compliance with the minimum stockholders’ equity requirement.

We may obtain future additional financing by incurring indebtedness and/or from an offering of our equity securities or any of these. If we raise equity financing, our stockholders may experience significant dilution of their ownership interests and the value of shares of our common stock could decline. Our efforts to raise additional funds from the sale of equity may be hampered by the currently depressed trading price of our common stock, by pending legal matters, and by our prior non-compliance or any future non-compliance with the continued listing requirements of the NYSE American. If we raise additional equity financing, new investors may demand rights, preferences or privileges senior to those of existing holders of common stock. Our efforts to raise funds by incurring indebtedness may be hampered by our limited assets to secure debt and the absence of any revenue to support debt service payments. Any financing would likely have covenants that would affect the manner in which we conduct our business, including by restricting our ability to incur indebtedness or sell additional equity securities.

If we cannot timely raise any needed funds, we may implement further cost reduction and other cash-focused measures to manage liquidity and we may pursue a plan of liquidation or dissolution of Ampio or seek bankruptcy protection. If we decided to cease operations and dissolve and liquidate our assets, it is unclear to what extent we would be able to pay our obligations. In such a circumstance and in light of the Company’s current liquidity position and pending legal matters, it is unlikely that cash would be available for distributions to stockholders.

Risks Related to Our Common Stock

The price of our stock has been extremely volatile and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.

The price of our common stock has been extremely volatile and may continue to be so, particularly as we confront and attempt to address the risks relating to the OA-201 program, pending legal proceedings, our strategic alternatives process, our capital resources, and the other risk factors described in this section. Additionally, the stock market in general and the market for pre-revenue stage biopharmaceutical companies have experienced extreme volatility that has often been unrelated to the operating performance of a particular company. The following factors, in addition to the other risk factors described in this section, may also have a significant impact on the market price of our common stock:

●	any actual or perceived adverse developments in the OA-201 program, including timing and status of studies and study results;
●	uncertainties relating to the strategic alternatives or any strategic transaction, including actual or perceived adverse developments in this process or the announcement or pendency of any transaction;
●	any announcements of developments with, or comments by, the FDA or other regulatory authorities that may impact Ampio or the potential regulatory path for a formulation from the OA-201 program;
●	developments in any legal proceeding in which we are or may become involved;
●	any announcements concerning our retention or loss of key employees;
●	our continued compliance with NYSE American listing requirements and any action taken by the NYSE American relating to our common stock;
●	announcements of patent issuances or denials, infringement claims or other intellectual property related developments;

●	announcements of the introduction of new competitive products by other companies;
●	future issuances of common stock or other securities;
●	sales of stock by our stockholders holding a significant position in the Company;
●	economic and other external factors beyond our control; and
●	public confidence in the securities markets and regulation by or of the securities market.

A significant drop in the price of our stock could expose us to the risk of securities class action lawsuits, which could result in substantial costs and divert management’s attention and resources, which could adversely affect our business.

The market for the Company’s common stock may be thinly traded and stockholders may be unable to sell at or near ask prices or at all.

The Company’s common stock may be thinly traded on the NYSE American, meaning that the number of persons interested in purchasing the Company’s shares at or near ask prices at any given time may be relatively small or non-existent. Consequently, there may be periods of several days or more when trading activity in the Company’s shares is minimal or non-existent. The Company cannot assure investors that a broader or more active public trading market for the Company’s common stock will develop or be sustained or that current trading levels will be maintained.

Anti-takeover provisions in our charter and bylaws and in Delaware law could prevent or delay a change in control of Ampio.

Provisions of our certificate of incorporation and bylaws may discourage, delay, or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

●	requiring supermajority stockholder voting to effect certain amendments to our certificate of incorporation and bylaws;
●	restricting the ability of stockholders to call special meetings of stockholders; and
●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. Coverage by securities and industry analysts and initiation of coverage in the future is uncertain at this time. If securities or industry analysts do not cover our company, the trading price for our stock could continue to be negatively impacted. Additionally, if any analyst downgrades our stock, our stock price may decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our anticipated future clinical developments, future financial position, and plans and objectives of management for future operations, are forward-looking statements. Words such as “may”, “will”, “should”, “forecast”, “could”, “expect”, “suggest”, “believe”, “estimate”, “continue”, “anticipate”, “intend”, “ongoing”, “opportunity”, “potential”, “predicts”, “seek”, “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology, typically identify forward-looking statements.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. Such forward-looking statements include, but are not limited to, statements relating to the following:

●	projected operating or financial results, including anticipated cash flows used in operations or the effect of any actions we may take to reduce expenses and preserve cash and cash equivalents and overall liquidity of the Company;
●	potential outcomes of nonclinical and clinical (assuming FDA approval of the IND) trials for OA-201, any future capital expenditures, research and development expenses and other payments relating to OA-201, and any capital raising activities to fund OA-201 research and development related expenses and to support the ongoing corporate support for the Company;
●	our strategic alternatives process, including any potential interested counterparty, transaction structure, timing and transaction expense associated with any strategic alternative and the potential success of any strategic alternative(s);
●	the amount and timing of our future capital needs to fund future research and development expenses relating to OA-201 and our baseline business operations, to regain compliance with NYSE American’s continued listing requirement to maintain $6.0 million in minimum stockholders’ equity, and/or to fund expenses relating to any legal proceeding to the extent that such expenses are not covered and/or are in excess of our policy limits;
●	the expense, time and/or outcome of any legal proceeding; and
●	our ability to identify strategic partners for OA-201 or any other potential product opportunity and the execution of beneficial license, co-development, collaboration or similar arrangements.

Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those expressed or implied by any such forward-looking statements depending on a variety of factors. Factors that could cause our actual results to differ from the results expressed or implied in forward-looking statements include, but are not limited to, those described in the section entitled “Risk Factors” of this prospectus and other similar sections of our subsequent reports.

All forward-looking statements in this prospectus speak only as of the date made. Except as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities offered under this prospectus, after deducting placement agent’s fees and estimated offering expenses payable by us will be approximately $ million (based on an assumed public offering price of $ per share and accompanying common warrant, which was the last reported sales price of our common stock on the NYSE American on         , 2023). We intend to use the net proceeds from the sale of the securities in this offering to support continued research and development, nonclinical studies, and regulatory submissions for our OA-201 program and for general corporate purposes.

However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

The following table presents our use of proceeds if 100%, 75%, 50% or 25% of the securities in this offering are sold.

	100%		% of Total	75%		% of Total	50%		% of Total	25%		% of Total
Gross Proceeds from Offering	$	____	100.0%	$	____	100.0%	$	____	100.0%	$	____	100.0%

Use of Proceeds
Placement Agent Fees and Expenses	$	____	____%	$	____	____%	$	____	____%.	$	____	____%
Offering Expenses	$	____	____%	$	____	____%	$	____	____%	$	____	____%
____	$	____	____%	$	____	____%	$	____	____%	$	____	____%
____	$	____	____%	$	____	____%	$	____	____%	$	____	____%
Total Use of Proceeds	$	____	100.0%	$	____	100.0%	$	____	100.0%	$	____	100.0%

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for the purposes specified above. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not advance the OA-201 program or increase our market value.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2023, as follows:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the sale by us of shares in this offering at an assumed public offering price of $ per share and accompanying common warrant, which is the last reported sale price of our common stock on the NYSE American on , 2023, after deducting the estimated placement agent commissions and estimated offering expenses, and assuming no sale of any pre-funded warrants in this offering.

The as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in, or incorporated by reference into, our annual report on Form 10-K and our quarterly reports on Form 10-Q, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act.

	As of September 30, 2023
	Actual		As Adjusted
	(In thousands, except share and per share data)
Cash and cash equivalents	$6,398	$
Stockholders’ equity:
Common stock, par value $0.0001 per share: 300,000,000 shares authorized; 804,604 shares issued and outstanding as of September 30, 2023, actual; shares issued and outstanding, as adjusted	—
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized, no shares outstanding, actual and no shares outstanding as adjusted	—		—
Additional paid-in capital	245,848
Accumulated deficit	(240,473)		( )
Total stockholders’ equity	5,375

A $0.50 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) the expected net proceeds to us from this offering by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued pursuant to this offering.

Similarly, a 100,000 share increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us by approximately $ million, assuming the assumed public offering price of $ per share remains the same, and after deducting estimated placement agent commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued pursuant to this offering.

The number of shares of common stock to be outstanding immediately after this offering is based on 804,604 shares of our common stock outstanding as of September 30, 2023, and excludes:

●	52,751 shares issuable upon the exercise of outstanding common stock warrants at a weighted average exercise price of $320.62 per share;
●	12,719 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $317.44 per share; and
●	1,200,000 additional shares reserved for future issuance under our 2023 Stock and Incentive Plan.

Unless otherwise indicated, all information contained in this prospectus assumes (i) no exercise of options issued under our equity incentive plans and (ii) no exercise of our outstanding common stock warrants.

DILUTION

Our net tangible book value as of September 30, 2023, was approximately $ million, or $ per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2023. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the assumed sale of shares of our common stock in this offering at an assumed public offering price of $ per share of common stock, based on the last reported sale price of our common stock on the NYSE American on         , 2023, assuming no sale of any pre-funded warrants in this offering and after deducting estimated placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2023 would have been approximately $         million, or $         per share. This represents an immediate increase in our  net tangible book value of $         per share to existing stockholders and immediate dilution of $         per share to investors purchasing our securities in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$
Net tangible book value per share of as September 30, 2023	$
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share as of September 30, 2023, after giving effect to this offering		$
Dilution per share to new investors purchasing our common stock in this offering		$

A $0.50 increase or decrease in the assumed public offering price of $         per share of common stock, based on the last reported sale price for our common stock as reported on the NYSE American on         , 2023, would decrease the number of shares of our common stock offered in this offering by approximately         million shares or increase the number of shares of our common stock offered in this offering by approximately         million shares, respectively.

We may also increase or decrease the number of shares of common stock we are offering. An increase of 100,000 in the number of shares of common stock offered by us would increase our as adjusted net tangible book value by approximately $         million, or $         per share, and decrease the dilution per share to investors participating in this offering by $         per share, assuming the assumed offering price per share remains the same and after deducting the estimated placement agent commissions and estimated offering expenses payable by us. Similarly, a decrease of 100,000 in the number of shares of common stock offered by us would decrease our as adjusted net tangible book value by approximately $         million or $         per share, and increase the dilution per share to investors participating in this offering by $         per share, assuming the assumed offering price per share remains the same and after deducting the estimated placement agent commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual offering price, the actual number of shares of common stock we offer in this offering, and other terms of this offering determined at pricing.

The number of shares of common stock to be outstanding immediately after this offering is based on 804,604 shares of our common stock outstanding as of September 30, 2023, and excludes:

●	52,751 shares issuable upon the exercise of outstanding common stock warrants at a weighted average exercise price of $320.62 per share;
●	12,719 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $317.44 per share; and
●	1,200,000 additional shares reserved for future issuance under our 2023 Stock and Incentive Plan.

Unless otherwise indicated, all information contained in this prospectus assumes (i) no exercise of options issued under our equity incentive plans and (ii) no exercise of our outstanding common stock warrants.

BUSINESS

Overview

We are a pre-revenue stage biopharmaceutical company that is currently focused solely on the development of a potential treatment for Osteoarthritis of the Knee (“OAK”) as part of our OA-201 program. The OA-201 development program is seeking to advance Ampio’s unique and proprietary small molecule formulation that may alleviate pain and offer cartilage preservation that would impact the progression of the disease. Ampio's primary strategy is to address the large and attractive market opportunity for treatment of OAK and other joints.

The current formulation has a natural metabolite active ingredient and is formulated in a liquid, shelf-stable injectable format.  OA-201 has a proposed mechanism of action of down regulation of inflammatory cytokines and upregulation of anti-inflammatory cytokines as preliminarily demonstrated through in vitro studies.  OA-201 has demonstrated pain reduction and preservation of cartilage in multiple in vivo nonclinical studies. In November 2023 we received a written response from the FDA pursuant to our submission of our pre-investigational new drug application (PIND) for OA-201.  Based on the feedback which included some additional requirements, our development plan for OA-201 in the near term is aimed at completing the IND-enabling studies that will support an IND application submission to the FDA, which we have targeted to begin in the first quarter of 2025. If approved, we plan to commence a Phase 1/2 clinical trial in the second quarter of 2025.

At this time, OA-201 is our only development program and one small molecule formulation is our only potential product in development. Any future product candidate from the OA-201 program will require additional development, which may include further nonclinical studies, as well as clinical trials, formulation optimization, and regulatory clearances, before they can be commercialized.

We believe OA-201 will be regulated as a small molecule drug with a well-defined regulatory pathway. As previously noted, the Company received a written response from the FDA pursuant to the Company’s PIND.  Based on our review of the FDA feedback and certain points of clarification and requirements, we believe that we could be in a position to file our full IND submission and initiate a Phase 1/2 clinical study by the first and second quarter of 2025, respectively, with safety and efficacy data from the clinical study available in the third quarter of 2026.

Market Overview

OAK pain is one of the most prevalent sources of chronic pain globally. According to the World Health Organization (“WHO”), approximately 528 million people worldwide were living with osteoarthritis in 2019, representing a 113% increase since 1990, and 344 million people living with osteoarthritis experience severity levels (moderate or severe) that could benefit from rehabilitation. Of the approximately 528 million people, 365 million suffer from OAK pain, indicating the knee is the most frequently affected joint. The Centers for Disease Control and Prevention (“CDC”) reports over 32 million U.S. adults have symptomatic knee osteoarthritis.

As the CDC notes, there is no cure for osteoarthritis; thus, current treatments for OAK such as lifestyle modification, analgesics, interventional treatments, and surgery, do not stop the disease progression. The lack of an effective therapeutic option for OAK pain outside of the current therapies offered (hyaluronic acid, NSAIDS, opioids, steroid injections, and Zilretta) compound the issues. As a result, we believe OA-201 may provide substantial benefits over current and future therapies.

Based on industry analyses, we believe the OAK pain market is a $34 billion dollar market, growing at a compound growth rate of 5% to 7% annually, with the molecular drug treatment segment representing a fast-growing segment of such market.

Research and Development

Ampio intends to continue to invest in the development OA-201. Our ongoing and anticipated research and development efforts include:

●	Finalize nonclinical development of the OA-201 program including: (i) product formulation and cGMP manufacturing, (ii) IND enabling studies, and (iii) IND submission with the FDA; and
●	Clinical trials and regulatory filings for OA-201 in the United States.

Intellectual Property

In order to remain competitive, we must develop and maintain protection of the proprietary aspects of our technologies. We, therefore, rely on a combination of patents, copyrights, and trademarks, as well as contracts, such as confidentiality, invention assignment and licensing agreements. We also rely upon trade secret laws to protect unpatented know-how and continuing technological innovation. In addition, we have what we consider to be reasonable security measures in place to maintain confidentiality. Our intellectual property strategy is intended to develop and maintain our competitive position.

As of September 30, 2023, Ampio had two pending patent applications relating to and protecting the OA-201 program.  A third patent application covering OA-201 will be filed before the end of 2023.

We intend to file additional patent applications in the United States, which is our primary focus in the near term, with potential opportunity to expand abroad in the future, to strengthen our intellectual property rights, expand our portfolio, and protect the OA-201 program in strategic global markets; however, our patent applications (including the patent applications referenced above) may not result in issued patents in a timely fashion or at all, and we cannot assure investors that any patents that have been issued, or that might issue in the future, will protect our technology.

We require all employees and technical consultants working for us to execute confidentiality agreements, which provide that all confidential information received by them during the course of the employment, consulting or business relationship be kept confidential, except in specified circumstances. Our agreements with our research employees provide that all inventions, discoveries, and other types of intellectual property, whether or not patentable or copyrightable, conceived by the individual while he or she is employed by us, are assigned to us in their entirety. We cannot provide any assurance, however, that employees and consultants will abide by the confidentiality or assignment terms of these agreements. Despite measures taken to protect our intellectual property, unauthorized parties might copy aspects of our technology or obtain and use information that we regard as proprietary.

Human Capital Resources

As of September 30, 2023, we had five employees, all of which were employed in the United States. Our management team and board have extensive backgrounds in drug development and the Company engages scientific and clinical advisers with specific expertise in orthopedic space and regulatory requirements.

The Ampio employees are focused on nonclinical and clinical project management, accounting and finance, IT, and corporate governance. As part of our drug development strategy, we have determined to outsource and contract with independent third-party organizations, advisors and consultants to provide specific services, such as orthopedic expertise to assist with designing and implementing nonclinical, clinical and regulatory development plans for the OA-201 program. We have also determined to contract with third parties for other business-related functions such as finance and accounting and administrative support. We believe that we will be able to obtain support and relevant expertise from the third-party resources at an overall lower cost profile than hiring our own employees as well as benefit from greater range of expertise from third party resources than may be found in any number of employees.

Recent Updates

Kain v. Ampio Pharmaceuticals, Inc., et al., 22-cv-2105

On August 17, 2022, a putative Ampio shareholder filed a securities fraud class action against the Company, its current CEO Michael A. Martino and two former executives, Michael Macaluso and Holli Cherevka, in the United States District Court for the District of Colorado, captioned Kain v. Ampio Pharmaceuticals, Inc., et al., 22-cv-2105.  The Complaint alleges that Ampio and the individual defendants made various false and misleading statements regarding the efficacy, clinical trials and FDA communications relating to Ampio’s lead product, Ampion, and its treatment of severe osteoarthritis of the knee in violation of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10b-5 promulgated thereunder.  The Complaint also asserts control person liability against the individual defendants under Section 20 of the Exchange Act.

On November 17, 2023, the parties (other than deceased defendant Macaluso) filed a Joint Stipulated Unopposed Motion to Extend Deadlines advising the Court that the parties had agreed to engage in a mediation to be conducted by January 5, 2024, and requesting that the Court vacate the time for all defendants to answer, move or otherwise respond to the Amended Complaint.  The motion further requested that the parties be permitted to file a status report advising the Court within five (5) days of the mediation either being successful or being declared at impasse.  Thereafter, if the mediation does not result in a settlement, the motion requested that defendants would have forty-five (45) days after the filing of the status report to file their responses to the Amended Complaint and set out a briefing schedule for anticipated motions to dismiss.  The motion specified that if any party answers the Amended Complaint, rather than moving to dismiss, the parties would contact the Court about a scheduling order.  On November 20, 2023, the Court granted the motion.  The mediation has been scheduled to take place on January 4, 2024.

Corporate Information

Ampio Pharmaceuticals, Inc. is a Delaware corporation. Our predecessor, DMI Life Sciences, Inc. (“Life Sciences”), was incorporated in Delaware in December 2008. In March 2010, Life Sciences merged with a subsidiary of Chay Enterprises, Inc., a Colorado corporation. As a result of this merger, Life Sciences stockholders became the controlling stockholders of Chay Enterprises, Inc. Following the merger, we reincorporated in Delaware as Ampio

Pharmaceuticals, Inc. in March 2010 and changed our corporate name to Ampio Pharmaceuticals, Inc. Our principal executive office is located at 9800 Mount Pyramid Court, Suite 400, Englewood, Colorado 80112. Our website address is www.ampiopharma.com.

Available Information

The Company maintains a website at www.ampiopharma.com. Our Code of Business Conduct and Ethics is available on our website. We are not incorporating our website into this prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are available free of charge on our website as soon as practicable after electronic filing of such material with, or furnishing it to, the SEC. This information may be read at the SEC website at http://www.sec.gov.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of the information and we have not independently verified this information. Additionally, the forward-looking market and industry data presented or incorporated by reference in this prospectus involves risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors” or incorporated by reference herein, and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to         shares of our common stock and pre-funded warrants to purchase up to         shares of our common stock along with common warrants to purchase up to         shares of common stock. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Each share of common stock or pre-funded warrant is being sold together with a common warrant to purchase one share of common stock. The shares of common stock or pre-funded warrants and accompanying common warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the common warrants and pre-funded warrants offered hereby.

Common Stock

The description of our common stock offered by this prospectus is incorporated herein by reference to the description of such common stock included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Common Warrants

The Company is offering common warrants to purchase up to an aggregate of         shares of our common stock.

Each common warrant issued in this offering represents the right to purchase one share of common stock at an initial exercise price of $         per share. Each common warrant may be exercised, in cash or by a cashless exercise at the election of the holder at any time following the date of issuance and from time to time thereafter through and including the five year anniversary of the original issuance date.

The common warrants will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the common warrant. Payment of the exercise price may be made in cash or pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the common warrants.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the common warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the number of shares of common stock to be issued shall be rounded up to the nearest whole number.

Failure to Timely Deliver Shares

If we fail to deliver to the holder a certificate representing shares issuable upon exercise of a common warrant or to credit the holder’s balance account with Depository Trust Company for such number of shares of common stock to which the holder is entitled upon the holder’s exercise of the common warrant, in each case, by the delivery date set forth in the common warrant, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the warrant shares which the holder anticipated receiving upon such exercise, or a Buy-In, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of warrant shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the applicable warrant and equivalent number of warrant shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations. In addition, if we fail to deliver to the holder any common stock pursuant to a validly-exercised common warrant, we will be required to pay liquidated damages in the amount of $10 per trading day for each $1,000 of the shares of common stock exercised but not delivered (and rising to $20 per trading day beginning the third trading day after the warrant share delivery date) until such time the shares of common stock are delivered or the holder rescinds such exercise.

Exercise Limitation

In general, a holder will not have the right to exercise any portion of a common warrant if the holder (together with its Attribution Parties (as defined in the common warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Cashless Exercise

If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.

Adjustment for Stock Splits

The exercise price and the number of shares of common stock purchasable upon the exercise of the common warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of common stock, stock dividends, stock splits, and combinations of our common stock.

Dividends or Distributions

If we declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the common warrants, then, in each such case, the holders of the common warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the common warrants.

Purchase Rights

If we grant, issue or sell any shares of our common stock or securities exercisable for, exchangeable for or convertible into our common stock, or rights to purchase stock, common warrants, securities or other property pro rata to the record holders of any class of shares of our common stock, referred to as Purchase Rights, then each holder of the common warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the common warrants immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Fundamental Transaction

In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of the voting power represented by our outstanding shares of capital stock, any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding shares of capital stock, any merger with or into another entity or a tender offer or exchange offer approved by greater than 50% of the voting power represented by our outstanding shares of capital, then upon any subsequent exercise of a common warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the common warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the common warrants have the right to require us or a successor entity to redeem the common warrants for cash in the amount of the Black-Scholes Value (as defined in each common warrant) of the unexercised portion of the common warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the common warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the common warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, the common warrants may be offered for sale, sold, transferred or assigned. There is currently no trading market for the common warrants and a trading market is not expected to develop.

Rights as a Stockholder

Except as otherwise provided in the common warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, unless and until they exercise their common warrants.

Amendments

The common warrants may be amended with the written consent of the holder of such common warrant and us.

Listing

There is no established public trading market for the common warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the common warrants on any national securities exchange.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability

Each pre-funded warrant may be exercised, in cash or by a cashless exercise at the election of the holder at any time following the date of issuance and from time to time thereafter until the pre-funded warrants are exercised in full. The pre-funded warrants will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the pre-funded warrant. Payment of the exercise price may be made in cash or pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant.

Cashless Exercise

At the time a holder exercises its pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Exercise Limitation

In general, a holder will not have the right to exercise any portion of a pre-funded warrant if the holder (together with its Attribution Parties (as defined in the pre-funded warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided, that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent or its designees the placement agent warrants to purchase up to 7.0% of the aggregate number of shares of common stock sold in this offering (including shares underlying any pre-funded warrants), at an exercise price equal to 125% of the public offering price per share of common stock and accompanying common warrant to be sold in this offering. The placement agent warrants will be exercisable upon issuance and will expire five years from the commencement of sales under this offering. The placement agent warrants issued in this offering will otherwise have substantially the same terms as the common warrants. The placement agent warrants are registered on the registration statement of which this prospectus is a part. The form of the placement agent warrant has been included as an exhibit to this registration statement of which this prospectus forms a part.

Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

Our Certificate of Incorporation, as amended (“Certificate of Incorporation”), and our Amended and Restated Bylaws, as amended (“Bylaws”), include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Meetings of Stockholders

Our Certificate of Incorporation and Bylaws provide that only the Chair of the Board, the Chief Executive Officer, the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or stockholders entitled to cast 20% or more of the votes at a meeting of the stockholders may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Listing

Our common stock is listed on the NYSE American under the symbol “AMPE.” There is no established public trading market for the pre-funded warrants or common warrants to be sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the common warrants or pre-funded warrants on any national securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company. The transfer agent’s address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.

PLAN OF DISTRIBUTION

We have engaged         , or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the shares of our common stock, pre-funded warrants and common warrants offered by this prospectus. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the shares of common stock, pre-funded warrants and common warrants being offered. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of the engagement letter. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The placement agent may retain sub-agents and selected dealers in connection with this offering. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for 60 days from closing of the offering, subject to certain exceptions.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●

standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●

covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of an 8-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of common stock, and no subsequent equity sales for 60 days, subject to certain exceptions.

Delivery of the shares of common shares, pre-funded warrants and common warrants offered hereby is expected to occur on or about         , subject to satisfaction of certain customary closing conditions.

We have agreed to pay the placement agent an aggregate fee equal to 7.0% of the aggregate gross proceeds received in the offering. We have also agreed to pay the placement agent a management fee equal to 1.0% of the gross proceeds raised in this offering and to reimburse the placement agent for non-accountable expenses of $25,000, its legal fees and expenses and other out-of-pocket expenses in an amount up to $100,000 and clearing expenses of $15,950.

We estimate the total expenses of this offering paid or payable by us, exclusive of the placement agent's cash fee, will be approximately $ million. After deducting the fees due to the placement agent and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $ million (based on an assumed public offering price per share and accompanying common warrant of $, which was the last reported sales price of our common stock on the NYSE American on                   , 2023).

The following table shows the per share and total cash fees we will pay to the placement agent in connection with the sale of the common stock and shares of common stock underlying the pre-funded warrants pursuant to this prospectus.

	Per Common Share and Common Warrant	Per Pre-funded Warrant and Common Warrant	Total
Offering price	$	$	$
Placement agent fees	$	$	$
Proceeds before expenses to us	$	$	$

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent or its designees warrants, or the placement agent warrants, to purchase up to 7.0% of the aggregate number of shares of common stock sold in this offering (including shares underlying any pre-funded warrants), at an exercise price equal to 125% of the public offering price per share and accompanying common warrant to be sold in this offering. The placement agent warrants will be exercisable upon issuance and will expire five years from the commencement of sales under this offering. The placement agent warrants provide for customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110.  The placement agent warrants and the shares of common underlying the placement agent warrants are registered on the registration statement of which this prospectus is a part. The form of the placement agent warrant is included as an exhibit to this registration statement of which this prospectus forms a part.

Tail

We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, with whom the placement agent had exchanged back and forth correspondence during the term of the placement agent’s engagement provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of our engagement of the placement agent.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the placement agent. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 60 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering, subject to an exception. The placement agent may waive this prohibition in its sole discretion and without notice.

Other Relationships

From time to time, the placement agent may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Regulation M Compliance

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Trading Market

Our common stock is listed on the NYSE American under the symbol “AMPE.” There is no established public trading market for the pre-funded warrants or common warrants to be sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the common warrants or pre-funded warrants on any national securities exchange.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock and pre-funded warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. Throughout this summary, all references to our common stock are meant to include our pre-funded warrants. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, with the resulting U.S. federal income tax consequences being different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or government organizations;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5.0% of our capital stock;

●	certain U.S. expatriates, citizens or former long-term residents of the United States;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	pension plans;

●	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;

●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	integral parts or controlled entities of foreign sovereigns;

●	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

●	persons that acquire our common stock as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a U.S. Holder

For purposes of this summary, a “U.S. Holder” is any beneficial owner of our common stock that is a “U.S. person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our common stock that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Distributions on Common Stock

As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our common stock. In the event that we do make distributions of cash or other property, distributions paid on common stock, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, if any, and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe a pre-funded warrant should be treated as common stock for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of our common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the common stock received upon exercise, increased by the exercise price of $0.0001 per share. However, our characterization of a pre-funded warrant is not binding on the IRS, and the IRS may treat our pre-funded warrants as warrants to acquire our common stock. If so, the amount and character of your gain with respect to an investment in our pre-funded warrants could change. Accordingly, each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that our characterization described above is respected for U.S. federal income tax purposes.

Tax Consequences to Non-U.S. Holders

Distributions

As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our common stock in the foreseeable future. If we make distributions on our common, those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the “—Gain on Sale or Other Disposition of Common Stock” section. Any such distributions would be subject to the discussions below regarding back-up withholding and the Foreign Account Tax Compliance Act, or FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN (generally including a U.S. taxpayer identification number), IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced treaty rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty, generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

●

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

●

we are a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to United States federal income tax if (a) shares of our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as the NYSE American, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange. If the foregoing exception does not apply, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with distributions on common, and the proceeds of a sale or other disposition of common stock. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form (or a suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S.

Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of the proceeds of the sale or other disposition of common stock to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common stock to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

The Code generally imposes a U.S. federal withholding tax of 30% on dividends and, subject to the discussion below regarding proposed regulations recently issued by the U.S. Treasury Department, the gross proceeds of a disposition of our securities paid to a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules. A U.S. federal withholding tax of 30% also applies to dividends and, subject to the discussion below regarding proposed regulations recently issued by the U.S. Treasury Department, will apply to the gross proceeds of a disposition of our securities paid to a non-financial foreign entity (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect. “United States owners” (as defined in the Code), provides information regarding each substantial United States owners of the entity, or otherwise qualifies for an exemption from these rules.

Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the possible impact of these rules and the proposed regulations on the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL TAX LAWS WERE RECENTLY ENACTED. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon Ballard Spahr LLP, Minneapolis, Minnesota.          is acting as counsel for the placement agent with respect to the offering.

EXPERTS

The financial statements of Ampio Pharmaceuticals, Inc. as of December 31, 2022 and 2021, and for the years then ended, incorporated in this prospectus by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to a going concern uncertainty), which is incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement under the Securities Act of 1933 for the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the SEC regional offices, public reference facilities and on the website of the SEC referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, www.ampiopharma.com, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents containing such information. This prospectus is part of a registration statement we filed with the SEC. You should rely on the information incorporated by reference in this prospectus and the registration statement. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information and information contained in documents filed earlier with the SEC. We incorporate by reference the documents listed below, any filings made with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering; provided, that we are not incorporating by reference any documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents we are incorporating by reference are:

●	The Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 27, 2023 and Amendment No. 1 to Annual Report on Form 10-K filed on April 28, 2023;
●	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 8, 2023, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 8, 2023, and the Quarterly Report on Form 10-Q for quarter ended September 30, 2023, filed on November 14, 2023;
●	The Current Reports on Form 8-K filed (but not furnished) on January 17, 2023, March 7, 2023, March 13, 2023, April 18, 2023, May 26, 2023, July 5, 2023, August 1, 2023, August 31, 2023, September 22, 2023, October 4, 2023, October 6, 2023, October 27, 2023, and November 2, 2023;
●	The portions of the definitive proxy statement on Schedule 14A filed on June 14, 2023 and the definitive additional proxy materials filed on July 13, 2023 for the Company’s 2023 Annual Meeting of Stockholders held on July 27, 2023 that are incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and
●	The description of the Company’s common stock contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K (No. 001-35182) for the fiscal year ended December 31, 2019, filed with the Commission on February 21, 2020, including any amendment or report filed for the purpose of updating such description.

We will furnish to you, on written or oral request, a copy of any or all of the documents that have been incorporated by reference, including exhibits to these documents. You may request a copy of these filings at no cost by writing or telephoning our Secretary at the following address and telephone number:

Ampio Pharmaceuticals, Inc.

9800 Mount Pyramid Court, Suite 400

Englewood, Colorado 80112

Attention: Corporate Secretary

Telephone No.: (720) 437-6500

Up to Shares of Common Stock

Up to Common Warrants to Purchase up to Shares of Common Stock

Up to Pre-Funded Warrants to Purchase up to Shares of Common Stock

Up to Placement Agent Warrants to Purchase up to Shares of Common Stock

Up to Shares of Common Stock Underlying the Common Warrants, Pre-Funded Warrants and Placement Agent Warrants

Preliminary Prospectus

_________________

____________, 2023

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than placement agent fees and expenses, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
FINRA filing fee	$
Transfer agent and registrar fees and expenses	$
Printer costs and expenses	$
$

Item 14. Indemnification of Directors and Officers.

The Company is a corporation organized under the laws of the State of Delaware and is subject to the Delaware General Corporation Law (“DGCL”).

Article IX of the Company’s Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the DGCL permits a corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. A similar standard is applicable in the case of actions brought by or on behalf of the corporation (i.e., derivative actions), except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Article IX of the Company’s Certificate of Incorporation requires the Company to indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Further, Article XI of the Company’s bylaws requires the Company to indemnify its present and former directors and executive officers (as that term is defined in Rule 3b-7 of the Securities and Exchange Act of 1934, as amended) for such expenses and liabilities, in such manner, under such circumstances, and to the fullest extent, as required or permitted by the DGCL, as in effect from time to time. The Company has the right to modify the indemnification provided for in the Company’s bylaws by individual contracts with its directors and executive officers. Additionally, the Company’s bylaws provide that the Company shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law or (iv) such indemnification is required to be made pursuant to the enforcement provisions of the Company’s bylaws.

The Company’s bylaws also authorize the Board, in its discretion, to pay the expenses of any such action in advance of the final disposition of such action upon a written undertaking by such indemnitee to repay such amounts if it shall ultimately be determined that he or she is not entitled to indemnification under the standard set by the DGCL and the Company’s bylaws.

The Company has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide indemnification to each director or executive officer, or the Indemnitee, against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee, or on his or her behalf if the Indemnitee is, or is threatened to be made, a party to or participant in any proceeding related to his or her status as a director and/or executive officer of the Company, as long as the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. For proceedings by or in the right of the Company, indemnification is provided as set forth above; provided, however, if applicable law so provides, no indemnification against such expenses will be made in respect of any claim, issue or matter in such proceeding as to which Indemnitee shall have been adjudged to be liable to the Registrant unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

The Company also maintains a director and officer liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Not applicable.

Item 16. Exhibits and Financial Statement Schedules.

(a)       Exhibits:

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation of Chay Enterprises, Inc. (n/k/a Ampio Pharmaceuticals, Inc.) (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed March 30, 2010).

3.2

Certificate of Amendment to Certificate of Incorporation of Ampio Pharmaceuticals, Inc. (f/k/a Chay Enterprises, Inc.) (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K filed March 30, 2010).

3.3	Certificate of Amendment to Certificate of Incorporation of Ampio Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed December 18, 2019).

3.4

Certificate of Amendment to Certificate of Incorporation of Ampio Pharmaceuticals, Inc. dated November 8, 2022 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed November 9, 2022).

Exhibit Number	Description

3.5

Certificate of Amendment to Certificate of Incorporation of Ampio Pharmaceuticals, Inc. filed August 30, 2023 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed August 31, 2023).

3.6

Amended and Restated Bylaws of Ampio Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed November 14, 2018).

3.7	Amendment to the Amended and Restated Bylaws of Ampio Pharmaceuticals, Inc. adopted May 24, 2023 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 26, 2023).

3.8

Certificate of Designation of the Series D Preferred Stock of Ampio Pharmaceuticals, Inc. filed May 25, 2023 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on May 26, 2023).

4.1	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on December 15, 2021).

4.2 **	Form of Common Warrant

4.3 **	Form of Pre-funded Warrant

4.4 **	Form of Placement Agent Warrant

5.1 **	Opinion of Ballard Spahr LLP

10.1 +	2010 Stock Incentive Plan and forms of option agreements (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K/A filed March 17, 2010).

10.2 +	Amendment to 2010 Stock and Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement on Form 14A filed October 21, 2011).

10.3 +	2019 Stock Incentive Plan and forms of option agreements (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 3, 2021).

10.4 +

Form of restricted stock award agreement under the 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 29, 2022).

10.5 +	Ampio Pharmaceuticals, Inc. 2023 Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 31, 2023).

10.6 +

Employment Agreement between Ampio Pharmaceuticals, Inc. and Daniel Stokely, dated October 11, 2021 (incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 29, 2022).

10.7 +

Employment Agreement between Ampio Pharmaceuticals, Inc. and Michael Martino, dated November 22, 2021 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed November 29, 2021).

10.8 +

Amendment No. 1 to Employment Agreement by and between Ampio Pharmaceuticals, Inc. and Michael A. Martino, dated August 30, 2022 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 1, 2022).

Exhibit Number	Description
10.9 +

Amendment No. 2 to Employment Agreement by and between Ampio Pharmaceuticals, Inc. and Michael A. Martino, dated October 1, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 4, 2023).

10.10 +

Stock Option Cancellation and Grant Agreement for Executive between Ampio Pharmaceuticals, Inc. and Daniel G. Stokely, dated August 2019 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed August 23, 2019).

10.11 +

Form of Indemnification Agreement between Ampio Pharmaceuticals, Inc. and certain directors, executive officers and key employees (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K filed for the year ended December 31, 2021 filed on March 29, 2022).

10.12 +

Amendment to Cancellation Agreement, dated November 7, 2019, between Ampio Pharmaceuticals Inc. and Daniel Stokely (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed November 7, 2019).

10.13 +	Ampio Pharmaceuticals, Inc. Compensation Recoupment Policy Adopted October 24, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 27, 2023).

10.14

At the Market Offering Agreement dated September 18, 2023 by and between Ampio Pharmaceuticals, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.2 of the Registration Statement on Form S-3 filed with the SEC on September 18, 2023 (File No. 333-274558).

10.15

Lease Agreement by and between Ampio Pharmaceuticals, Inc. and NCWP – Inverness Business Park, LLC, dated December 13, 2013 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed December 19, 2013).

10.16

Sublease Agreement by and between Ampio Pharmaceuticals, Inc. and Utility Global, Inc., dated February 16, 2023 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed on May 8, 2023).

10.17 **	Form of Securities Purchase Agreement

23.1 *	Consent of Moss Adams LLP

23.2 **	Consent of Ballard Spahr LLP (including in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

*Filed herewith

**To be filed by amendment

+Denotes management compensation plan or contract

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 21, 2023.

AMPIO PHARMACEUTICALS, INC.

By: /s/ Michael A. Martino

Name: Michael A. Martino

Title: Chief Executive Officer

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Michael A. Martino and Daniel G. Stokely as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Michael A. Martino Michael A. Martino	Chief Executive Officer and Director (principal executive officer)	December 21, 2023
/s/ Daniel G. Stokely Daniel G. Stokely	Chief Financial Officer (principal financial officer and principal accounting officer)	December 21, 2023
/s/ David R. Stevens David R. Stevens	Director	December 21, 2023
/s/ J. Kevin Buchi J. Kevin Buchi	Director	December 21, 2023
/s/ Elizabeth Varki Jobes Elizabeth Varki Jobes	Director	December 21, 2023